Exhibit 10.2

Execution Version

COLLATERAL AGREEMENT

by and among

B&G FOODS, INC.

and

Certain Subsidiaries of B&G FOODS, INC., as Grantors

in favor of

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Notes Collateral Agent

Dated as of September 26, 2023

Table of Contents

Page

SECTION 1.	DEFINED TERMS	1

1.1.	Definitions	1
1.2.	Other Definitional Provisions	8

SECTION 2.	GRANT OF SECURITY INTEREST	8

2.1.	Grant of Security	8
2.2.	Security for Secured Obligations	9
2.3.	Continuing Liability Under Collateral	10

SECTION 3.	REPRESENTATIONS AND WARRANTIES	10

3.1.	Reserved	10
3.2.	Title; No Other Liens	10
3.3.	Perfected First Priority Liens	10
3.4.	Name; Jurisdiction of Organization; Identification Number; Chief Executive Office	11
3.5.	Inventory and Equipment	11
3.6.	Farm Products, Etc.	11
3.7.	Collateral Identification	11
3.8.	Pledged Securities	11
3.9.	Receivables	12
3.10.	Commercial Tort Claims	12
3.11.	Intellectual Property	13
3.12.	Vehicles	14

SECTION 4.	COVENANTS	14

4.1.	Reserved	14
4.2.	Delivery and Control Requirements	14
4.3.	Maintenance of Insurance	15
4.4.	Payment of Secured Obligations	16
4.5.	Maintenance of Perfected Security Interest; Further Documentation	16
4.6.	Changes in Locations, Name, Jurisdiction of Incorporation, etc.	17
4.7.	Notices	17
4.8.	Pledged Securities	17
4.9.	Receivables	19
4.10.	Commercial Tort Claims	19
4.11.	Intellectual Property	19
4.12.	Deposit Accounts, Securities Accounts, Etc.	21

i

SECTION 5.	REMEDIAL PROVISIONS	22

5.1.	Certain Matters Relating to Receivables	22
5.2.	Communications with Obligors; Grantors Remain Liable	22
5.3.	Pledged Stock	23
5.4.	Proceeds to be Turned Over To Notes Collateral Agent	24
5.5.	Application of Proceeds	25
5.6.	Code and Other Remedies	26
5.7.	Pledged Stock	27
5.8.	Waiver; Deficiency	27
5.9.	Grant of Intellectual Property License	27

SECTION 6.	THE NOTES COLLATERAL AGENT	28

6.1.	Notes Collateral Agent’s Appointment as Attorney-in-Fact, etc.	28
6.2.	Duty of Notes Collateral Agent	29
6.3.	Financing Statements	30
6.4.	Authority of Notes Collateral Agent	30
6.5.	Rights and Protections of the Notes Collateral Agent	30

SECTION 7.	MISCELLANEOUS	30

7.1.	Amendments in Writing	30
7.2.	Notices	30
7.3.	No Waiver by Course of Conduct; Cumulative Remedies	30
7.4.	Enforcement Expenses; Indemnification	31
7.5.	Successors and Assigns	31
7.6.	Reserved	32
7.7.	Counterparts	32
7.8.	Severability	32
7.9.	Section Headings	32
7.10.	Integration	32
7.11.	GOVERNING LAW	32
7.12.	Submission To Jurisdiction; Waivers	33
7.13.	Reserved	33
7.14.	Additional Grantors	33
7.15.	Releases	33
7.16.	WAIVER OF JURY TRIAL	34
7.17.	Intercreditor Agreement	34

SCHEDULES:

1	Notice Addresses
2	Collateral Identification
3	Filings and Other Actions Required to Perfect Security Interests
4	Jurisdiction of Organization, Identification Number and Location of Chief Executive Office
5	Locations of Inventory and Equipment
6	Copyrights and Exclusive Copyright Licenses, Patents and Trademarks
7	[Reserved]
8	Commercial Tort Claims

ii

EXHIBITS:

A	Acknowledgment and Consent
B	Assumption Agreement
C	Trademark Security Agreement
D	Patent Security Agreement
E	Copyright Security Agreement

iii

COLLATERAL AGREEMENT

This COLLATERAL AGREEMENT, dated as of September 26, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among B&G FOODS, INC., a Delaware corporation (the “Issuer”), each of the Guarantors party hereto from time to time, whether as an original signatory hereto or as an Additional Grantor (each such Guarantor, together with the Issuer, a “Grantor” and collectively, the “Grantors”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Notes Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Issuer, the Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, together with its successors and assigns in such capacity, the “Trustee”) and as Notes Collateral Agent, are entering into that certain Indenture, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”);

WHEREAS, pursuant to the Indenture, the Issuer is issuing 8.00% Senior Secured Notes due 2028 (the “Notes”), and the Issuer’s obligations under the Indenture and the Notes will be guaranteed by the Guarantors;

WHEREAS, the Issuer and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the transactions contemplated by the Indenture; and

WHEREAS, pursuant to the Indenture, the Issuer and the Grantors have agreed to grant a security interest in the Collateral in favor of the Notes Collateral Agent (for the ratable benefit of the Secured Parties) to secure the payment and performance of the Secured Obligations, subject to the terms of the Pari Passu Intercreditor Agreement, including with respect to the relative rights and priorities in respect of the Collateral;

NOW, THEREFORE, in consideration of the premises and to induce the Trustee and the Notes Collateral Agent to enter into the Indenture and to induce the Holders to purchase the Notes, each Grantor hereby agrees with the Notes Collateral Agent, for the ratable benefit of the Secured Parties, as follows:

SECTION 1.  DEFINED TERMS

1.1.            Definitions.

(a)            Unless otherwise defined herein, terms defined in the Indenture and used herein shall have the meanings given to them in the Indenture and the following terms which are defined in Articles 8 and 9 of the UCC are used herein as so defined: Accounts, Account Debtor, As-Extracted Collateral, Bank, Certificated Security, Chattel Paper, Commercial Tort Claims, Commodity Account, Commodity Contract, Commodity Intermediary, Deposit Accounts, Documents, Electronic Chattel Paper, Entitlement Orders, Equipment, Farm Products, Goods, Health-Care-Insurance Receivables, Instruments, Inventory, Letter of Credit Rights, Manufactured Homes, Money, Records, Securities Accounts, Securities Intermediary, Security Entitlement, Supporting Obligations and Uncertificated Securities.

(b)            The following terms shall have the following meanings:

“Agreement”: as defined in the preamble hereto.

“Capital Stock Issuer”: the collective reference to each issuer of a Pledged Security.

“Collateral”: as defined in Section 2.

“Collateral Account”: any collateral account established by the Notes Collateral Agent as provided in Section 5.1 or 5.4.

“Collateral Records”: all books, records, ledger cards, files, correspondence, customer lists, supplier lists, blueprints, technical specifications, manuals, computer software and related documentation, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support”: all personal property assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a security interest or Lien in such personal property.

“Copyright Licenses”: all written agreements to which a Grantor is a party, in which a grantor grants or receives a license or similar right in, to, or under any Copyright, or otherwise providing for a covenant not to sue for infringement or other violation of any Copyright (including, without limitation, those exclusive copyright licenses for U.S. copyright registrations listed in Schedule 6 (as such schedule may be amended or supplemented by the Issuer from time to time)).

“Copyrights”: all United States and foreign copyrights, whether registered or unregistered and whether published or unpublished, and (i) all registrations and applications therefor, including those listed in Schedule 6 (as such schedule may be amended or supplemented by the Issuer from time to time), (ii) all extensions and the right to obtain all renewals thereof, (iii) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof, (iv) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto, and (v) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Credit Agreement”: that certain Amended and Restated Credit Agreement, dated as of October 2, 2015, among B&G Foods, Inc., as the borrower, the guarantors party thereto, the lenders from time to time party thereto, and Barclays Bank PLC, as administrative agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, including by that certain First Amendment to the Credit Agreement, dated as of March 30, 2017, that certain Second Amendment to the Credit Agreement, dated as of November 20, 2017, that certain Third Amendment to Credit Agreement dated as of October 10, 2019, that certain Fourth Amendment to the Credit Agreement dated as of December 16, 2020, that certain Fifth Amendment to the Credit Agreement dated as of June 28, 2022, that certain Sixth Amendment to the Credit Agreement, dated as of June 6, 2023 and that certain Seventh Amendment to the Credit Agreement that will become effective prior to the execution of the Indenture. Notwithstanding the foregoing, solely for purposes of this Agreement, the “Credit Agreement” will not include any Indebtedness that is not secured by the Collateral.

“Excluded Assets”: the collective reference to (i) any Capital Stock of any Foreign Subsidiary or Foreign Subsidiary Holding Company that is directly owned by one or more of the Grantors in excess of 65% of the voting Capital Stock of such Foreign Subsidiary or Foreign Subsidiary Holding Company, as applicable, (ii) any Capital Stock of any Foreign Subsidiary or Foreign Subsidiary Holding Company that is not directly owned by any Grantor, (iii) any real property and any interests therein, (iv) any contract, General Intangible, Intellectual Property, Copyright License, Patent License, Trademark License or Trade Secret License (“Intangible Assets”), if and only for so long as the grant of a security interest hereunder (A) is prohibited by any law, rule or regulation applicable to such Grantor, (B) requires a consent from any Governmental Authority that has not been made or obtained or (C) shall constitute or result in a breach, contractual violation, termination or default of any term or provision of any such Intangible Assets (other than to the extent that any such law, rule or regulation, requirement to obtain consent, term or provision, as applicable, would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law or principles of equity); provided, however, that the Collateral shall include (and such security interest shall attach) immediately (A) at such time as such law, rule, regulation, requirement to obtain consent, term or provision, as applicable, shall no longer be applicable to such Intangible Assets and (B) to the extent severable, any portion of such Intangible Assets that does not result in any of the consequences specified above, (v) any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, (vi) any personal property now owned or hereafter acquired by any Grantor that is subject to a purchase money Lien or a capital lease permitted under the Indenture if the contractual obligation pursuant to which such Lien is granted (or the documentation providing for such purchase money Lien or capital lease) prohibits the creation by such Grantor of a Lien thereon or requires the consent of any Person other than the Issuer and its Affiliates, which consent has not been obtained, as a condition to the creation of any other Lien on such property, (vii) any Deposit Account established solely for the purpose of funding payroll, payroll taxes and other compensation and benefits to employees; and (viii) any asset as to which the Issuer reasonably determines that the costs (time, expense or otherwise) of obtaining a security interest in or Lien upon such assets are excessive in relation to the benefits to the Secured Parties of the security afforded thereby; provided that such assets do not secure the Credit Agreement.

“General Intangibles”: all “general intangibles” as such term is defined in Section 9-102 of the UCC and, in any event, including, without limitation, with respect to any Grantor, all contracts, agreements, instruments and indentures in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented or otherwise modified, including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Grantor to damages arising thereunder and (iii) all rights of such Grantor to perform and to exercise all remedies thereunder.

“Grantor” and “Grantors”: each, as defined in the preamble hereto.

“Guarantors”: as defined in the Indenture.

“Indemnitee”: as defined in Section 7.4(c).

“Indenture”: as defined in the recitals hereto.

“Insurance”: (i) all insurance policies covering any or all of the Collateral (regardless of whether the Notes Collateral Agent is the loss payee thereof) and (ii) any key man life insurance policies.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets and the Trade Secret Licenses, and all rights to sue at law or in equity or otherwise recover for any past, present and future infringement, dilution, misappropriation or other violation or impairment thereof, including the right to receive all Proceeds therefrom, including without limitation license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to the Issuer or any of its Subsidiaries.

“Investment Property”: the collective reference to (i)  all “investment property” as such term is defined in Section 9-102(a)(49) of the UCC and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.

“Issuer”: as defined in the preamble hereto.

“Majority Holders”: Holders holding a majority of the aggregate principal amount of the outstanding Notes, as determined in accordance with the applicable provisions of the Indenture.

“Material Adverse Effect”: a material adverse effect on (i) the business, assets, property or financial condition of the Issuer and its Subsidiaries taken as a whole or (ii) the validity or enforceability of this Agreement, the Indenture, the Notes or the Note Guarantees, taken as a whole, or the rights or remedies of the Trustee, the Notes Collateral Agent or the Holders of Notes, as applicable, hereunder or thereunder, taken as a whole.

“Notes”: as defined in the recitals hereto.

“Notes Documents”: the Notes, the Security Documents (including this Agreement), the Note Guarantees and the Indenture.

“Notes Collateral Agent”: as defined in the preamble hereto.

“Ordinary Course Transferees”: (i) with respect to Goods only, buyers in the ordinary course of business and lessees in the ordinary course of business to the extent provided in Section 9-320(a) and 9-321 of the UCC as in effect from time to time in the relevant jurisdiction, (ii) with respect to General Intangibles only, licensees in the ordinary course of business to the extent provided in Section 9-321 of the UCC as in effect from time to time in the relevant jurisdiction and (iii) any other Person who is entitled to take free of the Lien pursuant to the UCC as in effect from time to time in the relevant jurisdiction.

“Pari Passu Intercreditor Agreement”: (i) that certain Pari Passu Intercreditor Agreement, dated as of the date hereof, among the Issuer, each Subsidiary Guarantor, Barclays Bank PLC, as Initial First Lien Representative and Initial First Lien Collateral Agent (each as defined therein), the Notes Collateral Agent, as the Initial Other Representative and the Initial Other Collateral Agent (each as defined therein), and the other parties from time to time party thereto and (ii) any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings of such Pari Passu Intercreditor Agreement.

“Patent License”: all agreements to which a Grantor is a party, in which a Grantor grants or receives a license or similar right in, to, or under any Patent, or otherwise providing for a covenant not to sue for infringement or other violation of any Patent.

“Patents”: all United States and foreign patents and certificates of invention or similar industrial property rights, and applications for any of the foregoing, including (i) each patent and patent application listed on Schedule 6 (as such schedule may be amended or supplemented by the Issuer from time to time), (ii) all reissues and extensions thereof, (iii) all divisions, continuations and continuations-in-part thereof, (iv) all patentable inventions and improvements thereto, (v) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof, (vi) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto and (vii) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Pledged Notes”: all promissory notes listed on Schedule 2 (as such schedule may be amended or supplemented by the Issuer from time to time), all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Pledged Securities”: the collective reference to the Pledged Notes and the Pledged Stock.

“Pledged Stock”: all Capital Stock owned by such Grantor, including, without limitation, the Capital Stock listed on Schedule 2 (as such schedule may be amended or supplemented by the Issuer from time to time), together with any other shares, stock certificates, interests, options or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided that Excluded Assets shall not constitute Pledged Stock.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC and, in any event, including, without limitation, all dividends or other income from Investment Property, collections thereon or distributions or payments with respect thereto.

“Receivable”: any right to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or for services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument or General Intangible, together with all of Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

“Receivables Records”: (i) all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of Grantor or any computer bureau or agent from time to time acting for Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors, secured parties or agents thereof, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or non-written forms of information related in any way to the foregoing or any Receivable.

“Secured Obligations”: means “Secured Notes Obligations,” as such term is defined under the Indenture.

“Secured Parties”: means “Secured Parties,” as such term is defined under the Indenture.

“Securities Act”: the Securities Act of 1933, as amended.

“Subsidiary Guarantors”: the collective reference to each Grantor other than the Issuer.

“Trademark License”: all agreements to which a Grantor is a party, in which a Grantor grants or receives a license or similar right in, to, or under any Trademark or otherwise providing for a covenant not to sue for infringement, dilution, or other violation of any Trademark.

“Trademarks”: all United States, and foreign trademarks, trade names, trade dress, corporate names, company names, business names, fictitious business names, Internet domain names, trade styles, service marks, logos and other source or business identifiers and designs, now existing or hereafter adopted or acquired, whether or not registered, and with respect to any and all of the foregoing: (i) all registration and applications therefore, including those listed on Schedule 6 (as such schedule may be amended or supplemented by the Issuer from time to time), (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, (iv) the right to sue or otherwise recover for any past, present and future infringement, dilution or other violation of any of the foregoing or for any injury to the related goodwill, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Trade Secret Licenses”: all agreements to which a Grantor is a party, in which a Grantor grants or receives a license or similar right in, to, or under any Trade Secret.

“Trade Secrets”: all trade secrets and all other confidential or proprietary information that derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and (i) the right to sue or otherwise recover for any past, present and future misappropriation or other violation thereof, (ii) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto; and (iii) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Trustee”: as defined in the recitals hereto.

“UCC”: shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies and for purposes of definitions related to such provisions.

“Vehicles”: all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.

1.2.           Other Definitional Provisions.

(a)            The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Exhibit and Schedule references are to this Agreement unless otherwise specified.

(b)            The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)             Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2.  GRANT OF SECURITY INTEREST

2.1.           Grant of Security. Each Grantor hereby pledges and collaterally assigns and transfers to the Notes Collateral Agent, for the ratable benefit of the Secured Parties, and hereby grants to the Notes Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in and continuing lien on, all of such Grantor’s right, title and interest in, to and under all personal property of such Grantor, including, but not limited to, the following, in each case, wherever located and now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”):

(i)             all Accounts;

(ii)            all Chattel Paper;

(iii)           all Collateral Accounts;

(iv)           all Commercial Tort Claims described on Schedule 8 (as such schedule may be amended or supplemented by the Issuer from time to time);

(v)            all Deposit Accounts;

(vi)           all Documents;

(vii)          all Equipment (other than Vehicles);

(viii)         all General Intangibles;

(ix)            all Instruments;

(x)             all Insurance;

(xi)            all Intellectual Property;

(xii)           all Inventory;

(xiii)          all Investment Property, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of, or in exchange for, any or all Capital Stock or other shares, interests or certificates in respect thereof;

(xiv)         all Letter of Credit Rights;

(xv)          all Money;

(xvi)         all Receivables and Receivables Records;

(xvii)        all Securities Accounts;

(xviii)       all Goods and other personal property not otherwise described above;

(xix)          all books, records, ledger cards, files, correspondence, customer lists, supplier lists, blueprints, technical specifications, manuals, computer software and related documentation, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time pertain to or evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and

(xx)            to the extent not otherwise included, all other property of such Grantor and all Proceeds, products, accessions, rents and profits of any and all of the foregoing and all Collateral Records, Collateral Support and Supporting Obligations and guarantees given by any Person with respect to any of the foregoing;

provided that the Collateral shall not include any Excluded Assets.

2.2.            Security for Secured Obligations. The Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Secured Obligations.

2.3.           Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (a) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended to or shall be a delegation of duties to the Notes Collateral Agent or any Secured Party, (b) each Grantor shall remain liable under and each of the agreements included in the Collateral, including, without limitation, any Receivables and any agreements relating to the Pledged Stock, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Notes Collateral Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Notes Collateral Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to any Receivables or the Pledged Stock and (c) the exercise by the Notes Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

SECTION 3.  REPRESENTATIONS AND WARRANTIES

Each Grantor hereby represents and warrants to the Notes Collateral Agent that:

3.1.            Reserved.

3.2.           Title; No Other Liens. Except for the security interest granted to the Notes Collateral Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist or be incurred on the Collateral by the Indenture, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Notes Collateral Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement or as are permitted by Section 4.12 of the Indenture.

3.3.           Perfected First Priority Liens. Subject to the Pari Passu Intercreditor Agreement, the security interests granted pursuant to this Agreement, upon completion of the filings and other actions specified on Schedule 3 (all of which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Notes Collateral Agent (or to the Applicable Collateral Agent (as defined in the Pari Passu Intercreditor Agreement) pursuant to the terms of the Pari Passu Intercreditor Agreement) in duly completed and, if applicable, duly executed form), (a) will constitute valid perfected security interests (except Money which is not in the possession of the Notes Collateral Agent or as expressly provided herein and except to the extent perfection is not required by this Agreement) in all of the Collateral subject hereto on the date hereof in favor of the Notes Collateral Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Secured Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing) other than Ordinary Course Transferees, and (b) are prior to all other Liens on the Collateral in existence on the date hereof, except for Liens permitted by Section 4.12 of the Indenture which have priority over, or are pari passu with, the Liens on the Collateral.

3.4.            Name; Jurisdiction of Organization; Identification Number; Chief Executive Office. Such Grantor’s exact legal name (as indicated on the public record of such Grantor’s jurisdiction of organization) and jurisdiction of organization are specified on Schedule 4 (as such schedule may be amended or supplemented by the Issuer from time to time). On the date hereof, such Grantor’s identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business, as the case may be, are specified on Schedule 4. Each Grantor is organized solely under the law of the jurisdiction so specified and has not filed any certificates of domestication, transfer or continuance in any other jurisdiction. On the date hereof, except as specified on Schedule 4, each Grantor has not changed its name or jurisdiction of organization within the past five years. On the date hereof, except as specified on Schedule 4, each Grantor has not changed its chief executive office or sole place of business or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form or otherwise) within the past five years and has not within the last five years become bound (whether as a result of merger or otherwise) as Grantor under a security agreement entered into by another Person, which has not heretofore been terminated or is in respect of a Lien that is not permitted by Section 4.12 of the Indenture. Notwithstanding anything to the contrary in this Agreement, the Indenture or any other Notes Document, the failure to amend or supplement Schedule 4 shall not constitute a Default or an Event of Default if the Issuer has delivered corresponding notice as and when required by Section 4.6 hereof.

3.5.            Inventory and Equipment. On the date hereof, all material Inventory and Equipment (other than mobile goods) are kept at the locations listed on Schedule 5.

3.6.            Farm Products, Etc. None of the Collateral constitutes, or is the Proceeds of, (a) Farm Products, (b) As-Extracted Collateral, (c) Manufactured Homes, (d) Health-Care-Insurance Receivables, (e) timber to be cut, or (f) aircraft, aircraft engines, satellites, ships or railroad rolling stock.

3.7.            Collateral Identification. On the date hereof, Schedule 2 hereto sets forth (a) under the heading “Pledged Stock”, all of the Pledged Stock owned by any Grantor and (b) under the heading “Pledged Notes”, all of the Pledged Notes owned by any Grantor. On the date hereof, Schedule 2 sets forth (a) under the headings “Securities Accounts,” “Commodity Accounts,” and “Deposit Accounts” respectively, all of the Securities Accounts, Commodity Accounts and Deposit Accounts in which each Grantor has an interest and (b) under the heading “Letter of Credit Rights”, all of the Letter of Credit Rights in which each Grantor has an interest.

3.8.            Pledged Securities.

(a)            The Pledged Stock pledged by such Grantor hereunder constitutes all of the issued and outstanding Capital Stock of each Capital Stock Issuer owned directly by such Grantor (or 65% of the voting Capital Stock of each Capital Stock Issuer that is a Foreign Subsidiary or a Foreign Subsidiary Holding Company owned directly by such Grantor).

(b)            All of the Pledged Stock has been duly and validly issued and, to the extent applicable, is fully paid and nonassessable.

(c)             Each of the Intercompany Notes has been duly authorized, authenticated or issued, and delivered (subject to the Pari Passu Intercreditor Agreement) and constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, and, to such Grantor’s knowledge, each of the other Pledged Notes has been duly authorized, authenticated or issued, and delivered and constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, in each case, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. No obligor with respect to any Pledged Note has any defense, offset or contribution regarding payment of such Pledged Note.

(d)             Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Pledged Securities pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement and liens permitted by the Indenture which attach to such Pledged Securities without such Grantor’s consent.

(e)            To such Grantor’s knowledge, no consent of any Person including any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection, or priority status described in Section 3.3 of the security interest of the Notes Collateral Agent in any Pledged Securities pledged by it hereunder or the exercise by the Notes Collateral Agent of the voting or other rights provided for in this Agreement with respect thereto or the exercise of remedies in respect thereof except such as have been obtained.

(f)             To the extent the Notes Collateral Agent has requested such acknowledgment and consent in writing (acting at the written direction of the Majority Holders) and the Issuer has been able to obtain the following after the use of commercially reasonable efforts, each applicable Capital Stock Issuer that is not a Grantor hereunder has executed and delivered to the Notes Collateral Agent an acknowledgment and consent, substantially in the form of Exhibit A, to the pledge of the Pledged Stock pursuant to this Agreement.

3.9.            Receivables.

(a)             No amount in excess of $1,000,000 individually or $5,000,000 in the aggregate (or such greater amount or amounts set forth in any applicable Credit Agreement) payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper which has not been, subject to the Pari Passu Intercreditor Agreement, delivered to the Notes Collateral Agent in accordance with the requirements hereof.

(b)             None of the obligors on any Receivables in excess of 5% of the aggregate amount of the then outstanding Receivables (other than Receivables with respect to refunds of Taxes) is a Governmental Authority.

3.10.          Commercial Tort Claims. No Grantor has any Commercial Tort Claim in excess of $1,000,000 individually or $5,000,000 in the aggregate (or such greater amount or amounts set forth in any applicable Credit Agreement), except as specifically described on Schedule 8 (as such schedule may be amended or supplemented by the Issuer from time to time).

3.11.         Intellectual Property.

(a)           As of the most recently filed quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K (regardless of whether the Issuer is then required to file such reports), with respect to material Intellectual Property and to the extent not previously disclosed to the agent under the Credit Agreement or, if no Pari Passu Intercreditor Agreement is then in effect, the Notes Collateral Agent, Schedule 6 (as such schedule may be amended or supplemented by the Issuer from time to time) listed, with respect to Intellectual Property owned by such Grantor in its own name all pending or issued Patents, registered Copyrights, registrations and applications included in the Trademarks and all written Copyright Licenses that grant exclusive rights to any of the Grantors in U.S. copyright registrations. The Notes Collateral Agent acknowledges and agrees that Grantors do not make any representations or warranties relating to Intellectual Property in jurisdictions other than in the United States.

(b)            Except as set forth in Schedule 6 (as such schedule may be amended or supplemented by the Issuer from time to time) and except as would not have a Material Adverse Effect, (i) all material Intellectual Property owned by such Grantor in its own name is subsisting, unexpired, has not been abandoned and, to the knowledge of such Grantor, is enforceable, valid and does not infringe, misappropriate, dilute or otherwise violate any intellectual property right of any other Person and (ii) to the knowledge of such Grantor, no material written claim has been made that such Intellectual Property owned by such Grantor (or any of its respective licensees) infringes, misappropriates, dilutes or otherwise violates the asserted Intellectual Property rights of any other Person.

(c)            Except as set forth in Schedule 6 (as such schedule may be amended or supplemented by the Issuer from time to time) and except as would not have a Material Adverse Effect, to the knowledge of such Grantor, no final holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity, enforceability or scope of, or such Grantor’s rights in, any material Intellectual Property.

(d)            Except as set forth in Schedule 6 (as such schedule may be amended or supplemented by the Issuer from time to time) and except as would not have a Material Adverse Effect, no action or proceeding is pending against such Grantor or, to the knowledge of such Grantor, is threatened against such Grantor, (i) seeking to limit, cancel or question the validity or enforceability of any material Intellectual Property owned by such Grantor, seeking to challenge such Grantor’s ownership interest therein or (ii) which, if adversely determined, could reasonably be expected to have a material adverse effect on the value of any material Intellectual Property owned by such Grantor.

(e)            Such Grantor has taken commercially reasonable steps to protect the confidentiality of its Trade Secrets in accordance with industry standards.

(f)             Except as would not have a Material Adverse Effect, such Grantor controls the nature and quality in accordance with industry standards of all products sold under or in connection with all Trademarks of such Grantor, in each case consistent with industry standards, and has taken commercially reasonable steps to insure that all licensees of the Trademarks owned by such Grantor comply with such Grantor’s standards of quality.

(g)             Except as set forth in Schedule 6 (as such schedule may be amended or supplemented by the Issuer from time to time), to such Grantor’s knowledge and except as would not have a Material Adverse Effect, no Person is infringing, misappropriating, diluting or otherwise violating any rights in any material Intellectual Property owned by such Grantor.

3.12.          Vehicles. On the date hereof, the aggregate book value of all Vehicles owned by all Grantors is less than $2,000,000.

SECTION 4.  COVENANTS

Each Grantor covenants and agrees with the Notes Collateral Agent that, from and after the date of this Agreement until all of the Collateral has been released or discharged in accordance with the applicable provisions of the Indenture:

4.1.            Reserved.

4.2.            Delivery and Control Requirements.

(a)            With respect to any Certificated Securities included in the Collateral, each Grantor shall, subject to the Pari Passu Intercreditor Agreement, promptly deliver to the Notes Collateral Agent the certificates evidencing such Certificated Securities duly indorsed by an effective indorsement (within the meaning of Section 8-107 of the UCC), or accompanied by share transfer powers or other instruments of transfer duly endorsed by such an effective endorsement, in each case, to the Notes Collateral Agent or in blank.

(b)             With respect to any Instruments (other than checks, drafts or other Instruments received in the ordinary course of business) or Chattel Paper included in the Collateral, in each case in excess of $1,000,000 individually or $5,000,000 in the aggregate (or such greater amount or amounts set forth in any applicable Credit Agreement), each Grantor shall, subject to the Pari Passu Intercreditor Agreement, promptly deliver to the Notes Collateral Agent all such Instruments or Chattel Paper to the Notes Collateral Agent duly indorsed in blank.

(c)             With respect to any Uncertificated Security included in the Collateral (other than any Uncertificated Securities credited to a Securities Account), each Grantor shall, subject to the Pari Passu Intercreditor Agreement, promptly cause the Capital Stock Issuer of such Uncertificated Security to execute an agreement in form and substance reasonably satisfactory to the Notes Collateral Agent pursuant to which such Capital Stock Issuer agrees, upon an Event of Default which is continuing, to comply with the Notes Collateral Agent’s instructions with respect to such Uncertificated Security without further consent by such Grantor.

(d)             With respect to any material Letter of Credit Rights included in the Collateral (other than any Letter of Credit Rights constituting a Supporting Obligation for a Receivable in which the Notes Collateral Agent has a valid and perfected security interest), each Grantor shall, subject to the Pari Passu Intercreditor Agreement, use commercially reasonable efforts to ensure that Notes Collateral Agent has control thereof by obtaining the written consent of each issuer of each related letter of credit to the assignment of the proceeds of such letter of credit to the Notes Collateral Agent with the Notes Collateral Agent agreeing that the proceeds of any drawing under any such letter of credit shall be paid to the applicable Grantor unless an Event of Default has occurred and is continuing.

(e)            With respect to any Electronic Chattel Paper or “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) included in the Collateral, in excess of $1,000,000 individually or $5,000,000 in the aggregate (or such greater amount or amounts set forth in any applicable Credit Agreement), such Grantor shall promptly notify the agent under the Credit Agreement or, if no Pari Passu Intercreditor Agreement is then in effect, the Notes Collateral Agent thereof, in writing, and, subject to the Pari Passu Intercreditor Agreement, shall take such action as is necessary to vest in the Notes Collateral Agent control under New York UCC Section 9-105 of such electronic chattel paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as applicable, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction, of such transferable record. Subject to the Pari Passu Intercreditor Agreement, the Notes Collateral Agent agrees with such Grantor that the Notes Collateral Agent will arrange, pursuant to procedures reasonably satisfactory to the Notes Collateral Agent and so long as such procedures will not result in the Notes Collateral Agent’s loss of control, for such Grantor to make alterations to the electronic chattel paper or transferable record permitted under UCC Section 9-105 or, as applicable, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control.

4.3.            Maintenance of Insurance.

(a)            Such Grantor will maintain, with financially sound and reputable companies, insurance policies (i) insuring the Inventory, Equipment and Vehicles against loss by fire, explosion, theft and such other casualties and (ii) insuring such Grantor against liability for personal injury and property damage relating to such Inventory, Equipment and Vehicles, and naming the Notes Collateral Agent for the ratable benefit of the Secured Parties, as an additional insured party or loss payee, such policies to be in such form and amounts and having such coverage as are customary in the same general area for companies engaged in the same or a similar business as such Grantor, it being understood that the insurance in effect as of the date hereof satisfies the foregoing requirement as of the date hereof.

(b)            Such Subsidiary Guarantor shall not permit any cancellation, material reduction in amount or material change in coverage of any of its insurance policies to be effective until at least 30 days after receipt by the Notes Collateral Agent of written notice thereof. All such insurance shall (i) name the Notes Collateral Agent as an additional insured party or loss payee, (ii) include a breach of warranty clause and (iii) be in such form and amounts and having such coverage as are customary in the same general area for companies engaged in the same or a similar business as such Grantor.

(c)            [Reserved].

(d)            So long as no Event of Default shall have occurred and be continuing, all casualty payments shall be paid to the relevant Grantor. If an Event of Default has occurred and is continuing, all casualty payments shall, subject to the Pari Passu Intercreditor Agreement, be paid to the Notes Collateral Agent for application in accordance with Section 5.5 hereof.

4.4.           Payment of Secured Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all material taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral, except that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or any material interest therein.

4.5.           Maintenance of Perfected Security Interest; Further Documentation.

(a)            Such Grantor shall maintain the security interest created by this Agreement as a valid perfected security interest (except Money which is not in the possession of the Notes Collateral Agent or as expressly provided herein) having at least the priority described in Section 3.3 hereof and shall defend such security interest against the claims and demands of all Persons whomsoever.

(b)            Such Grantor will furnish to the Notes Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Notes Collateral Agent (acting at the written direction of the Majority Holders) may reasonably request, all in reasonable detail.

(c)            At any time and from time to time, upon the written request of the Notes Collateral Agent (acting at the written direction of the Majority Holders), and at the sole expense of such Grantor, subject to the Pari Passu Intercreditor Agreement, such Grantor will promptly and duly authorize, execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Notes Collateral Agent (acting at the written direction of the Majority Holders) may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) the filing of any financing or continuation statements, or amendments thereto, under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby, (ii) in the case of Investment Property and any other Collateral of the types described in Section 4.2 hereof to the extent required herein, taking any actions necessary to enable the Notes Collateral Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto, and (iii) in the case of Intellectual Property, execute and deliver trademark security agreements, patent security agreements and copyright security agreements substantially in the forms of Exhibits C, D and E, respectively, and take all actions necessary to ensure the recordation of appropriate evidence of the Liens and security interest granted hereunder in any Intellectual Property with the United States Patent and Trademark Office or the United States Copyright Office.

4.6.            Changes in Locations, Name, Jurisdiction of Incorporation, etc. Such Grantor will not, except upon 10 days’ prior written notice to the agent under the Credit Agreement or, if no Pari Passu Intercreditor Agreement is then in effect, the Notes Collateral Agent and delivery to the Notes Collateral Agent of (a) all additional financing statements (to be filed by such Grantor) and other documents necessary to maintain the validity, perfection and priority of the security interests provided for herein and (b) if applicable, a written supplement to Schedule 4 setting forth any change to its legal name or jurisdiction of organization and/or Schedule 5 showing any additional locations at which a material amount of Inventory or Equipment (other than mobile goods) shall be kept:

(i)              permit any material amount of Inventory or Equipment (other than mobile goods) to be kept at a location other than those listed on Schedule 5;

(ii)             change its legal name, jurisdiction of organization or the location of its chief executive office or sole place of business from that referred to in Section 3.4 hereof; or

(iii)            change its legal name, identity or structure to such an extent that any financing statement filed by the Issuer and naming the Notes Collateral Agent, as secured party, in connection with this Agreement would become misleading.

4.7.           Notices. Such Grantor will advise the Notes Collateral Agent and the Holders promptly, in reasonable detail, of:

(a)             any Lien (other than security interests created hereby or Liens permitted under the Indenture) on any of the Collateral which would adversely affect the ability of the Notes Collateral Agent to exercise any of its remedies hereunder; and

(b)            the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

4.8.           Pledged Securities.

(a)            If such Grantor shall become entitled to receive or shall receive any stock certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Capital Stock Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Notes Collateral Agent and the Secured Parties, hold the same in trust for the Notes Collateral Agent and the Secured Parties and, subject to the Pari Passu Intercreditor Agreement, deliver the same forthwith to the Notes Collateral Agent in the exact form received, duly indorsed by such Grantor to the Notes Collateral Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor, to be held by the Notes Collateral Agent, subject to the terms hereof, as additional collateral security for the Secured Obligations; provided that in no event shall more than 65% of the voting Capital Stock of any first tier Foreign Subsidiary or Foreign Subsidiary Holding Company be required to be pledged hereunder (it being understood and agreed that 100% of the total non-voting Capital Stock of any such Foreign Subsidiary and Foreign Subsidiary Holding Company shall be required to be pledged). If an Event of Default has occurred and is continuing, subject to the Pari Passu Intercreditor Agreement, any sums paid upon or in respect of the Pledged Securities upon the liquidation or dissolution of any Capital Stock Issuer shall be paid over to the Notes Collateral Agent to be held by it hereunder as additional collateral security for the Secured Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Securities or any property shall be distributed upon or with respect to the Pledged Securities pursuant to the recapitalization or reclassification of the capital of any Capital Stock Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Notes Collateral Agent for the benefit of the Secured Parties, be delivered to the Notes Collateral Agent to be held by it hereunder as additional collateral security for the Secured Obligations. Any sums of money or property so paid or distributed in respect of the Pledged Securities shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Notes Collateral Agent (subject to the Pari Passu Intercreditor Agreement), hold such money or property in trust for the Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Secured Obligations; provided that the Grantors may pay cash dividends as permitted by the Indenture. Notwithstanding the foregoing, the Grantors shall not be required to pay over to the Notes Collateral Agent or deliver to the Notes Collateral Agent as Collateral any proceeds of any liquidation or dissolution of any Capital Stock Issuer, or any distribution of capital or property in respect of any Investment Property, to the extent that (i) such liquidation, dissolution or distribution would be permitted by the Indenture and (ii) the proceeds thereof are applied toward the prepayment of the Notes or an offer to repurchase of Notes to the extent required by the Indenture.

(b)            [Reserved].

(c)            In the case of each Grantor which is a Capital Stock Issuer, such Capital Stock Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the agent under the Credit Agreement or, if no Pari Passu Intercreditor Agreement is then in effect, the Notes Collateral Agent promptly in writing of the occurrence of any of the events described in Section 4.8(a) hereof with respect to the Pledged Securities issued by it and (iii) the terms of Sections 5.3(c) and 5.7 hereof shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 5.3(c) or 5.7 with respect to the Pledged Securities issued by it. In addition, each Grantor which is either a Capital Stock Issuer or an owner of any Pledged Security hereby consents to the grant by each other Grantor of the security interest hereunder in favor of the Notes Collateral Agent and, subject to the Pari Passu Intercreditor Agreement, to the transfer of any Pledged Security to the Notes Collateral Agent or its nominee following an Event of Default which is continuing and to the substitution of the Notes Collateral Agent or its nominee as a partner, member or shareholder of the Capital Stock Issuer of the related Pledged Security.

(d)            Each Capital Stock Issuer that is a partnership or a limited liability company (i) confirms that none of the terms of any Capital Stock issued by it provides that such equity interest is a “security” within the meaning of Sections 8-102 and 8-103 of the UCC (a “Security”), (ii) agrees that it will take no action to cause or permit any such Capital Stock to become a Security, (iii) agrees that it will not issue any certificate representing any such Capital Stock and (iv) agrees that if, notwithstanding the foregoing, any such Capital Stock shall be or become a Security, such Capital Stock Issuer will (and the Grantor that holds such Capital Stock hereby instructs such Capital Stock Issuer to), after an Event of Default which is continuing, subject to the Pari Passu Intercreditor Agreement, comply with instructions originated by the Notes Collateral Agent without further consent by such Grantor.

4.9.        Receivables.

(a)         Such Grantor shall keep and maintain at its own cost and expense satisfactory records of the Receivables, including, but not limited to, the originals of documentation with respect to all Receivables and records of payments received and credits granted on the Receivables and merchandise returned.

(b)            Other than in the ordinary course of business or as permitted by the Notes Documents, subject to the Pari Passu Intercreditor Agreement, such Grantor will not (i) grant any extension of the time of payment of any material Receivable, (ii) compromise or settle any material Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any material Receivable, (iv) allow any credit or discount whatsoever on any material Receivable or (v) amend, supplement or modify any material Receivable in any manner that could adversely affect the value thereof.

(c)            Such Grantor will deliver to the Notes Collateral Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than the greater of 5% of the aggregate amount of the then outstanding Receivables and $5,000,000 (or such greater percentage and/or amount set forth in any applicable Credit Agreement).

4.10.         Commercial Tort Claims. In the event that it hereafter acquires or has any Commercial Tort Claim in excess of $1,000,000 individually or $5,000,000 in the aggregate (or such greater amount or amounts set forth in any applicable Credit Agreement), such Grantor shall deliver to the Notes Collateral Agent, a written supplement to Schedule 8 identifying such new Commercial Tort Claims.

4.11.         Intellectual Property.

(a)            Subject to such Grantor’s reasonable business judgment and except as would not have a Material Adverse Effect, such Grantor will (i) continue to use each material Trademark in order to maintain such Trademark in full force free from any claim of abandonment for non-use, except in connection with any disposition or transfer thereof not prohibited by the Indenture or the non-use of a given Trademark for specific goods and services in the ordinary course of business, (ii) maintain as in the past the quality of products offered under such Trademark, and (iii) use commercially reasonable efforts, consistent with industry standards, to display appropriate notice of registration in connection with its use of registered Trademarks, and appropriate trademark notices in connection with its material unregistered Trademarks.

(b)            Such Grantor will not knowingly do any act or knowingly omit to do any act (i) whereby any (A) material Trademark may become invalidated or impaired in any way, (B) material Patent may become forfeited, abandoned or dedicated to the public, or (C) material Copyrights may become invalidated or otherwise impaired or fall into the public domain or (ii) which would adversely affect the validity, grant or enforceability of the security interest granted in material Intellectual Property of such Grantor, in the case of each of clauses (i) and (ii), except as would not have a Material Adverse Effect and except as otherwise determined in such Grantor’s reasonable business judgment.

(c)            Such Grantor will not knowingly do any act that infringes the intellectual property rights of any other Person, except as would not have a Material Adverse Effect.

(d)            Such Grantor will notify the agent under the Credit Agreement or, if no Pari Passu Intercreditor Agreement is then in effect, the Notes Collateral Agent immediately, in writing, if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property has become, or is reasonably likely to become, forfeited, abandoned or dedicated to the public, placed in the public domain, or such Grantor has been notified that any third party is exercising any reversion or termination rights, or such Grantor knows, or has reason to know, of any material adverse determination or development (including, without limitation, the institution of, or any such material determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity or enforceability of, any material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same, in each case, except as would not have a Material Adverse Effect.

(e)            Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall (i) file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office or the United States Copyright Office, (ii) otherwise acquire any Intellectual Property that is registered or applied for in the United States Patent and Trademark Office, or the United States Copyright Office, or (iii) file a “Statement of Use” or an “Amendment to Allege Use” with respect to any “intent-to-use” application for registration of a Trademark in the United States Patent and Trademark Office, such Grantor shall report such filing to the Notes Collateral Agent within 30 Business Days after the last day of the fiscal quarter in which such filing occurs, provided that failure to give notice shall not be deemed to be a breach of this Agreement unless failure to provide such notice results in a Material Adverse Effect.

(f)            Upon written request of the Notes Collateral Agent (acting at the written direction of the Majority Holders), or to the extent a similar request is made by the agent under the Credit Agreement, with respect to any Patents, Trademarks or Copyrights registered, issued or applied for in the United States, such Grantor shall execute and deliver, and have recorded in the United States Patent and Trademark Office or United States Copyright Office, as applicable, any trademark security agreement, patent security agreement or copyright security agreement substantially in the forms of Exhibits C, D and E, respectively.

(g)           Consistent with such Grantor’s reasonable business judgment, such Grantor will take such commercially reasonable steps as so determined in such Grantor’s reasonable business judgment, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, as applicable, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(h)           In the event that any Grantor becomes aware that any material Intellectual Property is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property (if any) and (ii) promptly notify the agent under the Credit Agreement or, if no Pari Passu Intercreditor Agreement is then in effect, the Notes Collateral Agent, in writing, after it learns thereof and take such action against such third party as such Grantor reasonably deems appropriate under the circumstances (if any), including, without limitation, suing for infringement, misappropriation or dilution, seeking injunctive relief where appropriate and recovering any and all damages for such infringement, misappropriation or dilution, if so determined in such Grantor’s reasonable business judgment.

(i)            Such Grantor shall take commercially reasonable steps to protect the secrecy of all material Trade Secrets.

(j)            To the extent a breach of this Section 4.11 would result in an Event of Default, it shall not be considered an Event of Default if such breach is cured within 30 days after written notice from the Notes Collateral Agent (acting at the written direction of the Majority Holders) and results in no Material Adverse Effect to the affected Intellectual Property.

4.12.         Deposit Accounts, Securities Accounts, Etc.

(a)            With respect to any Deposit Account that is included in the Collateral, upon the request of the Notes Collateral Agent (acting at the written direction of the Majority Holders) at any time when an Event of Default shall have occurred and be continuing, subject to the Pari Passu Intercreditor Agreement, each Grantor shall cause the Bank maintaining such account to enter into an agreement in form and substance reasonably satisfactory to the Notes Collateral Agent pursuant to which such Bank shall agree to comply with the Notes Collateral Agent’s instructions with respect to disposition of funds in the Deposit Account without further consent by such Grantor or any other Person.

(b)            With respect to any Securities Accounts or Securities Entitlements, upon the request of the Notes Collateral Agent (acting at the written direction of the Majority Holders) at any time when an Event of Default shall have occurred and be continuing, subject to the Pari Passu Intercreditor Agreement, each Grantor shall cause the Securities Intermediary maintaining such Securities Account or Security Entitlement to enter into an agreement in form and substance reasonably satisfactory to the Notes Collateral Agent pursuant to which the Securities Intermediary shall agree to comply with Notes Collateral Agent’s Entitlement Orders without further consent by such Grantor.

(c)            With respect to any Commodity Accounts or Commodity Contracts, upon the request of the Notes Collateral Agent (acting at the written direction of the Majority Holders) at any time when an Event of Default shall have occurred and be continuing, subject to the Pari Passu Intercreditor Agreement, each Grantor shall cause “control” (within the meaning of Section 9-106 of the UCC) in favor of the Notes Collateral Agent in a manner reasonably acceptable to the Notes Collateral Agent.

SECTION 5.  REMEDIAL PROVISIONS

5.1.         Certain Matters Relating to Receivables.

(a)         Subject to the Pari Passu Intercreditor Agreement, the Notes Collateral Agent (acting at the written direction of the Majority Holders) shall have the right to make test verifications of the Receivables in any manner and through any medium that the Majority Holders reasonably consider advisable, and each Grantor, at such Grantor’s sole cost and expense, shall furnish all such assistance and information as the Notes Collateral Agent may require in connection with such test verifications. At any time and from time to time, subject to the Pari Passu Intercreditor Agreement, upon the Notes Collateral Agent’s request (acting at the written direction of the Majority Holders) and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to the Majority Holders to furnish to the Notes Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables, but not more frequently than annually if no Event of Default shall have occurred and be continuing; provided, however, that if no Event of Default shall have occurred and be continuing, the Notes Collateral Agent may not contact any obligor under any Receivable in its own name.

(b)            The Notes Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Receivables; provided that, subject to the Pari Passu Intercreditor Agreement, the Notes Collateral Agent (acting at the written direction of the Majority Holders) may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default.

(c)            If required by the Notes Collateral Agent (acting at the written direction of the Majority Holders) at any time after the occurrence and during the continuance of an Event of Default, subject to the Pari Passu Intercreditor Agreement, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Notes Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of the Notes Collateral Agent, subject to withdrawal by the Notes Collateral Agent for the account of the Secured Parties only as provided in Section 5.5 hereof, and (ii) until so turned over, shall be held by such Grantor in trust for the Notes Collateral Agent and the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(d)            At the Notes Collateral Agent’s request (acting at the written direction of the Majority Holders), after the occurrence and during the continuance of an Event of Default, each Grantor shall, subject to the Pari Passu Intercreditor Agreement, deliver to the Notes Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.

5.2.          Communications with Obligors; Grantors Remain Liable.

(a)         Subject to the Pari Passu Intercreditor Agreement, the Notes Collateral Agent (acting at the written direction of the Majority Holders) in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to the Majority Holders’ satisfaction the existence, amount and terms of any Receivables.

(b)            Upon the request of the Notes Collateral Agent (acting at the written direction of the Majority Holders) at any time after the occurrence and during the continuance of an Event of Default, subject to the Pari Passu Intercreditor Agreement, each Grantor shall (i) notify obligors on the Receivables that the Receivables have been assigned to the Notes Collateral Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Notes Collateral Agent and (ii) notify each Person maintaining a lockbox or similar arrangement to which Account Debtors under any Receivables have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Notes Collateral Agent. In addition, at any time after the occurrence and during the continuance of an Event of Default, subject to the Pari Passu Intercreditor Agreement, the Notes Collateral Agent (acting at the written direction of the Majority Holders) shall have the right to enforce, at the sole cost and expense of the Grantors, collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as the Grantors might have done.

(c)            Notwithstanding anything herein to the contrary, each Grantor shall remain liable under each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Notes Collateral Agent nor any Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or contract included in the Collateral by reason of or arising out of this Agreement or the receipt by the Notes Collateral Agent or any Secured Party of any payment relating thereto, nor shall the Notes Collateral Agent or any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or contract included in the Collateral, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

5.3.           Pledged Stock.

(a)            Unless an Event of Default shall have occurred and be continuing and the Notes Collateral Agent (acting at the written direction of the Majority Holders) shall have given notice to the relevant Grantor of the Notes Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 5.3(b), each Grantor shall be permitted to receive all cash dividends and other distributions paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, in each case paid in the normal course of business of the relevant Capital Stock Issuer and consistent with past practice, to the extent permitted in the Indenture, and to exercise all voting and corporate rights with respect to the Pledged Securities; provided, however, that no vote shall be cast or corporate right exercised or other action taken which would impair the Collateral in any material respect or which would result in any violation of any provision of the Indenture, this Agreement or any other Notes Document.

(b)            If an Event of Default shall occur and be continuing and the Notes Collateral Agent (acting at the written direction of the Majority Holders) shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, subject to the Pari Passu Intercreditor Agreement, (i) the Notes Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Securities and make application thereof to the Secured Obligations in the order set forth in Section 5.5 hereof, and (ii) any or all of the Pledged Securities shall be registered in the name of the Notes Collateral Agent or its nominee, and the Notes Collateral Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Securities at any meeting of shareholders of the relevant Capital Stock Issuer or Capital Stock Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Securities as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Securities upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Capital Stock Issuer, or upon the exercise by any Grantor or the Notes Collateral Agent of any right, privilege or option pertaining to such Pledged Securities, and in connection therewith, the right to deposit and deliver any and all of the Pledged Securities with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Notes Collateral Agent (acting at the written direction of the Majority Holders) may determine), all without liability except to account for property actually received by it, but the Notes Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c)            Subject to the Pari Passu Intercreditor Agreement, each Grantor hereby authorizes and instructs each Capital Stock Issuer of any Pledged Securities pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Notes Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Capital Stock Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Notes Collateral Agent.

5.4.           Proceeds to be Turned Over To Notes Collateral Agent. Subject to the Pari Passu Intercreditor Agreement, in addition to the rights of the Notes Collateral Agent and the Secured Parties specified in Section 5.1 hereof with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, cash equivalents, checks and other near-cash items shall be held by such Grantor in trust for the Notes Collateral Agent and the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Notes Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Notes Collateral Agent or its nominee, if required). All Proceeds received by the Notes Collateral Agent hereunder shall be held by the Notes Collateral Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Notes Collateral Agent in a Collateral Account (or by such Grantor in trust for the Notes Collateral Agent and the Secured Parties) shall continue to be held as collateral security for all the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 5.5 hereof.

5.5.            Application of Proceeds. Subject to the Pari Passu Intercreditor Agreement, all proceeds received by the Notes Collateral Agent in respect of any sale of, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Notes Collateral Agent against, the Secured Obligations in the following order of priority:

First, pro rata (a) to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to the Notes Collateral Agent and its agents and counsel, and all other fees, expenses, liabilities and advances made, incurred by or asserted against the Notes Collateral Agent in connection therewith, and all amounts for which the Notes Collateral Agent is then entitled to indemnification hereunder (in its capacity as the Notes Collateral Agent) and all advances made by the Notes Collateral Agent hereunder for the account of the applicable Grantor, and to the payment of all costs and expenses paid or incurred by the Notes Collateral Agent in connection with the exercise of any right or remedy hereunder or under the Indenture, all in accordance with the terms hereof or thereof; and (b) to the payment of all outstanding fees, expenses, liabilities and advances (including, but not limited to, attorneys’ fees and expenses) made, incurred by or asserted against the Trustee in connection with the Indenture and the other Notes Documents, and all amounts for which the Trustee is then entitled to indemnification hereunder (in its capacity as the Trustee);

Second, to the extent of any excess of such proceeds, to the payment of all other Secured Obligations for the ratable benefit of the Secured Parties; and

Third, any balance of such Proceeds remaining after the Secured Obligations shall have been paid in full (other than contingent indemnification obligations in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, no notice for indemnification has been issued by the indemnitee) at such time) shall be paid to the Issuer.

5.6.            Code and Other Remedies. Subject to the Pari Passu Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, the Notes Collateral Agent (acting at the written direction of the Majority Holders), on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or its rights under any other applicable law or in equity. Without limiting the generality of the foregoing, subject to the Pari Passu Intercreditor Agreement, the Notes Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Notes Collateral Agent or any Secured Party or elsewhere upon such terms and conditions as the Majority Holders may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Notes Collateral Agent or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Notes Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Notes Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Notes Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Notes Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Each Grantor agrees that it would not be commercially unreasonable for the Notes Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Notes Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Notes Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree; provided that any such sale shall be conducted in a commercially reasonable manner (it being understood and agreed that, the terms of a commercially reasonable sale expressly agreed in this Section 5.6 shall apply to any such sale). Subject to the Pari Passu Intercreditor Agreement, each Grantor further agrees, at the Notes Collateral Agent’s request, to assemble the Collateral and make it available to the Notes Collateral Agent at places which the Notes Collateral Agent (acting at the written direction of the Majority Holders) shall reasonably select, whether at such Grantor’s premises or elsewhere. Subject to the Pari Passu Intercreditor Agreement, the Notes Collateral Agent shall apply the proceeds of any action taken by it pursuant to this Section 5.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Notes Collateral Agent and the Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in accordance with Section 5.5 hereof, and only after such application and after the payment by the Notes Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the UCC, need the Notes Collateral Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Notes Collateral Agent or any Secured Party arising out of the exercise by them of any rights hereunder, other than any such claims, damages and demands found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of the Notes Collateral Agent or such Secured Party, as applicable. The Notes Collateral Agent shall have the right to enter onto the property where any Collateral is located and take possession thereto with or without judicial process.

5.7.            Pledged Stock.

(a)             [Reserved]

(b)             Each Grantor recognizes that the Notes Collateral Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Notes Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Capital Stock Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Capital Stock Issuer would agree to do so.

(c)              Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 5.7 valid and binding and in compliance in all material respects with any and all other applicable laws.

5.8.            Waiver; Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations and the fees and disbursements of any attorneys employed by the Notes Collateral Agent or any Secured Party to collect such deficiency.

5.9.            Grant of Intellectual Property License. Solely for the purpose of enabling the Notes Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under Section 5 hereof at such time as the Notes Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Notes Collateral Agent, to the extent it has the right to do so, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of such Trademarks, to use, and exploit any of the Intellectual Property now owned or hereafter acquired, developed or created by such Grantor forming part of the Collateral, wherever the same may be located; provided, that, the foregoing license (a) shall be subject to any license of intellectual property previously granted by any Grantor, and (b) shall only be exercisable upon the occurrence, and during the continuation, of an Event of Default.

SECTION 6.  THE NOTES COLLATERAL AGENT

6.1.            Notes Collateral Agent’s Appointment as Attorney-in-Fact, etc.

(a)             Each Grantor hereby irrevocably constitutes and appoints the Notes Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, such appointment being coupled with an interest, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Notes Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i)              in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or Contract or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Notes Collateral Agent (acting at the written direction of the Majority Holders) for the purpose of collecting any and all such moneys due under any Receivable or Contract or with respect to any other Collateral whenever payable;

(ii)             in the case of any Intellectual Property, execute and deliver, and have recorded the trademark security agreements, patent security agreements and copyright security agreements substantially in the forms of Exhibits C, D, and E, respectively;

(iii)            pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)            execute, in connection with any sale provided for in Section 5.6 or 5.7 hereof, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)            (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Notes Collateral Agent or as the Notes Collateral Agent (acting at the written direction of the Majority Holders) shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Notes Collateral Agent (acting at the written direction of the Majority Holders) may deem appropriate; and (7) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Notes Collateral Agent was the absolute owner thereof for all purposes, and do, at the Notes Collateral Agent’s option (acting at the written direction of the Majority Holders) and such Grantor’s expense, at any time, or from time to time, all acts and things which the Majority Holders deem necessary to protect, preserve or realize upon the Collateral and the Notes Collateral Agent’s and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 6.1(a) to the contrary notwithstanding, the Notes Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 6.1(a) unless an Event of Default shall have occurred and be continuing, and subject to the Pari Passu Intercreditor Agreement.

(b)             If any Grantor fails to perform or comply with any of its agreements contained herein, the Notes Collateral Agent, at its option (acting at the written direction of the Majority Holders) following notice to such Grantor of such failure, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)             The expenses of the Notes Collateral Agent incurred in connection with actions undertaken as provided in this Section 6.1 shall be payable by such Grantor to the Notes Collateral Agent on demand.

(d)             Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

6.2.            Duty of Notes Collateral Agent. The Notes Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in their possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Notes Collateral Agent deals with similar property for its own account. Neither the Notes Collateral Agent, nor any other Secured Party nor any of their respective officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Notes Collateral Agent and the Secured Parties hereunder are solely to protect the Notes Collateral Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Notes Collateral Agent or any Secured Party to exercise any such powers. The Notes Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither the Notes Collateral Agent, any Secured Party nor any of their respective officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be responsible to any Grantor for any act or failure to act hereunder, except to the extent that any such act or failure is found by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from such Person’s own bad faith, gross negligence or willful misconduct.

6.3.            Financing Statements. Pursuant to the UCC or any other applicable law, each Grantor authorizes the Notes Collateral Agent (but without any obligation to do so) to file or record financing or continuation statements, and amendments thereto, and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Notes Collateral Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Notes Collateral Agent under this Agreement. Each Grantor authorizes the Notes Collateral Agent to use the collateral description “all personal property” or “all assets” in any such financing statements.

6.4.            Authority of Notes Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Notes Collateral Agent under this Agreement with respect to any action taken by the Notes Collateral Agent or the exercise or non-exercise by the Notes Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Notes Collateral Agent and the Holders, be governed by the Indenture and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Notes Collateral Agent and the Grantors, the Notes Collateral Agent shall be conclusively presumed to be acting as agent for the Holders and the other Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor or other Person (except a Holder) shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

6.5.            Rights and Protections of the Notes Collateral Agent. Each of the Grantors hereby acknowledges and agrees that the Notes Collateral Agent shall be entitled to all of its rights, privileges, protections, indemnities and immunities set forth in the Indenture in connection with its execution of this Agreement and performance of its duties hereunder.

SECTION 7.  MISCELLANEOUS

7.1.            Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with the Indenture; provided that the Issuer may amend or supplement the schedules hereto as required or otherwise contemplated herein.

7.2.            Notices. All notices, requests and demands to or upon the Notes Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in Section 13.02 of the Indenture; provided that any such notice, request or demand to or upon any Subsidiary Guarantor shall be addressed to such Subsidiary Guarantor at its notice address set forth on Schedule 1.

7.3.            No Waiver by Course of Conduct; Cumulative Remedies. Neither the Notes Collateral Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 7.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Notes Collateral Agent or any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Notes Collateral Agent or any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Notes Collateral Agent or such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

7.4.            Enforcement Expenses; Indemnification.

(a)             Each Grantor, jointly and severally, will pay to the Notes Collateral Agent from time to time such compensation for its acceptance of this Agreement and services hereunder as the parties shall agree in writing from time to time. Each Grantor will reimburse the Notes Collateral Agent promptly upon request for all reasonable and documented disbursements, advances and expenses incurred or made by it in addition to the compensation for its services; provided, however, that the Issuer need not reimburse any expense or indemnity against any loss or liability determined to have been caused by the Note Collateral Agent’s own gross negligence or willful misconduct. Such expenses will include the reasonable compensation, disbursements and expenses of the Note Collateral Agent’s agents and counsel.

(b)            [reserved].

(c)             Each Grantor, jointly and severally, will indemnify the Notes Collateral Agent against any and all losses, liabilities, claims, damages or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Agreement, including the reasonable costs and expenses of enforcing this Agreement and the other Notes Documents against any Grantor (including this Section 7.4) and defending itself against any claim (whether asserted by any Grantor, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense shall have been caused by its own gross negligence or willful misconduct. The Notes Collateral Agent will notify the Grantors promptly of any claim of which it has received notice for which it may seek indemnity. Failure by the Notes Collateral Agent to so notify the Grantors will not relieve any Grantor of its obligations hereunder. The Grantors will defend the claim and the Notes Collateral Agent will cooperate in the defense. The Notes Collateral Agent may have separate counsel and the Grantors will pay the reasonable fees and expenses of such counsel. No Grantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(d)            The agreements in this Section shall survive repayment in full of the Secured Obligations and all other amounts payable under the Indenture and the other Notes Documents.

7.5.            Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Notes Collateral Agent and the Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement (except in accordance with Article 5 or Section 11.04, as applicable, of the Indenture) without the prior written consent of the Notes Collateral Agent (to be given or withheld at the written direction of the Majority Holders) and any attempted such assignment, transfer or delegation without such prior written consent shall be null and void.

7.6.            Reserved.

7.7.            Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

7.8.            Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.9.            Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

7.10.          Integration. This Agreement and the other Notes Documents, and any separate letter agreements with respect to fees payable to the Notes Collateral Agent, represent the entire agreement of the Grantors, the Notes Collateral Agent and the Secured Parties with respect to the subject matter hereof and thereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to confer upon any Person (other than the parties hereto and their respective successor and assigns permitted hereunder) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.11.         GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF LAW RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

7.12.         Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(i)             submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Security Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(ii)            consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 7.2 or at such other address of which the Notes Collateral Agent shall have been notified pursuant thereto;

(iv)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(v)            agrees that it shall not assert, and hereby waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, indirect, punitive or consequential damages.

7.13.         Reserved.

7.14.         Additional Grantors. Each Subsidiary of the Issuer that is required to become a party to this Agreement pursuant to Sections 4.19 and 11.03 of the Indenture (each an “Additional Grantor”) shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement substantially in the form of Exhibit B. Upon delivery of any such Assumption Agreement to the Notes Collateral Agent, notice of which is hereby waived by each other Grantor, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Notes Collateral Agent (acting at the written direction of the Majority Holders) or the Issuer (to the extent in accordance with the terms of the Indenture) not to cause any Subsidiary of the Issuer to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

7.15.         Releases.

(a)           This Agreement and all obligations (other than those expressly stated to survive such termination) of the Notes Collateral Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors, as provided in Section 10.02 of the Indenture. At the request and sole expense of any Grantor following any such termination, the Notes Collateral Agent shall deliver to such Grantor any Collateral held by the Notes Collateral Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request (in form and substance reasonably satisfactory to the Notes Collateral Agent) to evidence such termination.

(b)            The Collateral shall be released from the Liens created hereby as provided in Section 10.02 of the Indenture. A Subsidiary Guarantor shall be released from its obligations hereunder to the extent specifically provided for in the Indenture, including Section 11.05 thereof.

7.16.        WAIVER OF JURY TRIAL.EACH GRANTOR AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, THE NOTES COLLATERAL AGENT AND EACH SECURED PARTY, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTES DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED IN CONTRACT, TORT OR ANY OTHER THEORY). EACH GRANTOR AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, THE NOTES COLLATERAL AGENT AND EACH SECURED PARTY, (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER ITO THIS AGREEMENT AND THE OTHER NOTES DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.16.

7.17.         Intercreditor Agreement.

Notwithstanding anything to the contrary, (i) the liens and security interests granted to the Notes Collateral Agent pursuant to this Agreement and all rights and obligations of the Notes Collateral Agreement hereunder are expressly subject to the Pari Passu Intercreditor Agreement and (ii) the exercise of any right or remedy by the Notes Collateral Agent (or any Secured Party) hereunder is subject to the limitation and provisions of the Pari Passu Intercreditor Agreement. Without limiting any of the rights and protections (including indemnities) of the Notes Collateral Agent hereunder, in the event of any conflict or inconsistency between the terms of the Pari Passu Intercreditor Agreement and the terms of this Agreement, the terms of the Pari Passu Intercreditor Agreement shall govern. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary (including any Schedules hereto), no Grantor shall be required hereunder or under any Security Document to take any action with respect to the Collateral that is inconsistent with such Grantor’s obligations under the Pari Passu Intercreditor Agreement. Prior to the (x) Discharge of Credit Agreement and (y) the Non-Controlling Representative Enforcement Date (each as defined in the Pari Passu Intercreditor Agreement), (i) the delivery or granting of “control” (as defined in the UCC) to the Applicable Collateral Agent (which, for the avoidance of doubt, is the Credit Agreement Representative as of the date hereof) shall satisfy any such delivery or granting of “control” requirement hereunder or under any other Security Document with respect to any Collateral to the extent that such delivery or granting of “control” is consistent with the terms of the Pari Passu Intercreditor Agreement (including, without limitation, delivery of all Pledged Securities required to be delivered hereunder), and (ii) the possession of any Collateral by the Applicable Collateral Agent (which, for the avoidance of doubt, is the Credit Agreement Representative as of the date hereof) shall satisfy any such possession requirement hereunder or under any other Security Document with respect to any Collateral to the extent that such possession is consistent with the terms of the Pari Passu Intercreditor Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Grantor and the Notes Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

B&G FOODS, INC.
B&G FOODS NORTH AMERICA, INC.
B&G FOODS SNACKS, INC.
BEAR CREEK COUNTY KITCHENS, LLC
CLABBER GIRL CORPORATION
WILLIAM UNDERWOOD COMPANY
SPARTAN FOODS OF AMERICA, INC.
VICTORIA FINE FOODS, LLC

By:	/s/ Scott E. Lerner
Name:	Scott E. Lerner
Title:	Executive Vice President, General Counsel, Secretary and Chief Compliance Officer

[Signature Page — Collateral Agreement]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Notes Collateral Agent

By:	/s/ April Bradley
Name: April Bradley
Title: Vice President

[Signature Page — Collateral Agreement]